Exhibit 10.1

Zenas BioPharma

Amended and Restated Short-Term Incentive Plan

January 1, 2026

Compensation Philosophy

The compensation philosophy of Zenas BioPharma, Inc. (the “Parent”, and together with its direct and indirect subsidiaries, the “Company”) is to attract, motivate, retain and reward employees with base pay, short-term and long-term incentives, and benefits that are competitive in the market. The Company’s incentive programs provide employees with the opportunity to earn compensation in addition to their base salary based, among other factors, on the Company’s and the employee’s achievement of pre-established performance targets.

Plan Overview and Objective

This Zenas BioPharma Amended and Restated Short-Term Incentive Plan (the “STI Plan”) is an annual cash bonus plan for regular full- and part-time employees of the Company who are in a position to make positive contributions to the Company, thereby increasing the performance of the Company. The intent of this STI Plan is to provide highly competitive total cash compensation through an annual cash bonus program that reflects the Company’s performance and an employee’s performance against goals and objectives. Annual cash bonuses under the STI Plan (“Plan Awards”) are discretionary, not guaranteed and are determined and awarded, if any, in the sole discretion of the Board or Administrator (as defined below), as applicable. By accepting (or being deemed to have accepted) a Plan Award, a participant agrees, or will be deemed to have agreed, to the terms and conditions of the Plan Award and this STI Plan. Ultimately, the decision to make a Plan Award to a participant is entirely within the discretion of the Board or Administrator, as applicable.

Administration

This STI Plan will be administered, with respect to executives who are eligible to participate in this STI Plan and whose compensation is determined by the Board of Directors of the Parent or a Committee thereof (the “executives”), by the Company’s Board of Directors or a Committee thereof (the “Board”), and with respect to all other employees who are so eligible, by the CEO and the Executive Leadership Team of the Company (the “Administrator”). The Board, with regard to the executives, will have the authority to determine eligibility criteria for participation and those executives who are eligible to participate in this STI Plan, establish written award forms and agreements (if any), construe the terms of this STI Plan and any Plan Award and determine the amount of any payments under this STI Plan in its sole discretion. The Administrator, with regard to the employees who are not executives, will have the authority to determine eligibility criteria for participation and those employees who are eligible to participate in this STI Plan and determine the amount of any payments under this STI Plan in its sole discretion. The Administrator will also have the authority to generally do all things necessary to administer this STI Plan. Any action taken by the Board or Administrator will be final and binding on all parties and any person claiming benefits through them.

Eligibility and Participation

For each calendar year, each regular full- or part-time employee who is employed by the Company, unless otherwise determined in the discretion of the Board or Administrator, as applicable, is eligible to participate in this STI Plan if the employee’s first day of employment with the Company occurs on or prior to September 30 of such calendar year; provided that the Board or the Administrator may determine in its discretion that an employee may be eligible to participate in this STI Plan irrespective of such employee’s start date. Each employee who is eligible to participate in this STI Plan for the applicable calendar year is a “participant”.

Performance-Based Conditions

Annual Goals

At the beginning of each calendar year, the Board will establish annual performance goals for the Company. The Company’s failure to achieve a minimum level of performance established by the Board, as determined by the Board in its discretion, will result in no Plan Awards for such calendar year (regardless of individual performance). Unless otherwise determined by the Board, payment with respect to the achievement of the Company’s annual performance goal component of a Plan Award will be capped at 150% of that portion of a Target Award. Performance goals may be specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the payment of a Plan Award. A performance goal and any targets with respect thereto need not be based upon an increase, a positive or improved result, or avoidance of loss and may be applied to a participant individually, or to a business unit or division of the Company or to the Company as a whole. A performance goal may also be based on subjective performance criteria (or any combination of any of the criteria described in this definition). The Board may provide that one or more of the performance goals will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the applicable calendar year that affect the applicable performance goal or goals.

Individual Performance

In addition to achievement of the Company’s annual performance goals, Plan Awards are also determined on the basis of individual performance for the applicable calendar year. A participant’s individual performance rating will be determined by the Administrator based on the recommendation of the participant’s manager, or in the case of an executive, the Board.

Plan Awards are performance-based and are not guaranteed. A participant will receive no Plan Award if the level of his or her individual performance is not meeting expectations, as the Board or Administrator determines in its discretion.

Payment with respect to the achievement of any participant’s individual performance will be capped at 150% of that portion of the participant’s Target Award.

Calculating the Amount of a Target Award

Each participant is eligible for a Plan Award with an award amount expressed as a numerical percent (the “Target Percentage”). A participant’s “Target Award” is equal to such participant’s Target Percentage multiplied by his or her base salary earned for the applicable calendar year. A participant’s Target Percentage will be set forth in the participant’s Annual Compensation Statement or offer letter in the case of a new hire, which Target Percentage may be adjusted as the Board or Administrator determines in its discretion.

Unless the Board or Administrator determines otherwise, the Target Award will be prorated based on the portion of the calendar year worked (based on number of days) if the participant (a) commenced employment with the Company after January 1, (b) worked part-time during the year, or (c) took a leave of absence of more than seven (7) business days during the year.

Reduction or Complete Reduction of Award Amount

A Plan Award may be reduced (including to zero) if a participant is not in compliance with all Company policies and guidelines and all applicable laws, as determined in the discretion of the Board or Administrator.

Calculating the Plan Awards

The actual cash bonus amount for which a participant is eligible with respect to a participant’s Plan Award is determined based on the achievement of two components: (1) the Company’s performance against the corporate goals determined by the Board, and (2) the participant’s individual performance determined by the Board or Administrator based on the recommendation of the participant’s manager, or in the case of an executive, the Board. The Board or Administrator determines in its discretion the percentage of the Plan Award tied to the Company’s performance goals vs. individual performance, which can vary by job level. The allocation of performance goals vs. individual performance is at the Board’s or Administrator’s discretion.

Calculation of Award Amount

Unless otherwise determined by the Board and/or the Administrator, the actual cash bonus amount for which a participant is eligible to be awarded is calculated as follows:

	Target Award ($)	x	Corporate Goal Achievement (%)	x	Corporate Performance Factor (%)	+	Target Award ($)	x	Individual Goal Achievement (%)	x	Individual Performance Factor (%)	x	Proration Factor (if applicable) (%)	=	Actual Cash Bonus Eligible
Example:	[($15,000	x	100%	x	20%)	+	($15,000	x	105%	x	80%)]	x	N/A	=	$15,600

Before awarding a Plan Award, the Board and/or Administrator may adjust the amount for which the participant is eligible based on the initial calculation above, based on other factors and considerations in its sole discretion, including to determine not to grant any Plan Award.

Employment Changes

New Hires

If a participant is hired after January 1 of a calendar year, his or her bonus amount for that year will be prorated to reflect the portion of the year (based on number of days actually employed by the Company). If a participant is hired after September 30, he or she will not be eligible for a Plan Award for that year (unless the Board or Administrator determines otherwise in its discretion).

Leave of Absence

If a participant is on an approved leave of absence for more than seven (7) business days, such participant’s Plan Award if any, will be prorated for the number of days the participant was actively at work during the calendar year, unless otherwise required by applicable law.

Part-time Employees

If a participant in the plan is not a full-time employee, the participant’s Plan Award, if any, shall be prorated based on the participant’s regularly scheduled work hours or percentage of time worked. If a participant has a change in regularly scheduled work hours during a calendar year, such participant’s Plan Award will be prorated accordingly.

Termination of Employment

A participant must remain employed by the Company through the date of payment of Plan Awards for the calendar year (the “Payment Date”) to be eligible to earn and be paid a Plan Award for that year. Therefore, if a participant’s employment terminates prior to the Payment Date for any reason, the participant shall not be entitled to a Plan Award.

Changes in Target Percentage

During a calendar year, if a participant is promoted to a position in an eligibility group with a higher Target Percentage, such participant will be eligible for the higher Target Percentage for the entire year.

During a calendar year, if a participant’s position changes to a position in an eligibility group with a lower Target Percentage, such participant’s Plan Award will be calculated using the average of the applicable Target Percentages in effect for the applicable portions of the year.

Plan Award Payout Process

Plan Awards, if any, are paid out following the end of the calendar year and after the measurement of the Company’s achievement of its annual goals by the Board and individual performance evaluations for each participant have been completed, but in no event later than March 15 following the end of each calendar year. Applicable taxes and other withholdings will be deducted from any Plan Award, as appropriate for each jurisdiction.

All payouts under this STI Plan are subject to the review and approval of the Board or Administrator in its/their sole discretion. Notwithstanding anything else in this STI Plan to the contrary, the Board or Administrator, as applicable, retains the discretion to reduce, increase or eliminate the funding for this STI Plan and/or any Plan Award amount in accordance with the Board’s or the Administrator’s, as applicable, assessment of corporate and individual goal achievement, as well as other factors the Board and/or the Administrator determine, in its/their sole discretion, are relevant. Consistent with its discretion to determine whether a participant ultimately receives a Plan Award, all decisions made by the Board or the Administrator under this STI Plan, including the determination of a participant’s actual Plan Award amount, shall be final and binding.

General

Target Awards, and payments made under such awards, are subject to the Company’s Policy for Recoupment of Incentive Compensation and/or any other clawback or recoupment policy maintained by the Company, as in effect from time to time, which is or are, as applicable, hereby incorporated by reference into this STI Plan.

Each Plan Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed accordingly. Notwithstanding the preceding sentence, neither the Administrator nor the Company, nor any person acting on behalf of any of them, shall be liable to any participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of a Plan Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code. The Company shall also have the power to amend this STI Plan and any Plan Award to the extent necessary to ensure that a Plan Award will not cause any amount to be included in a participant’s gross income pursuant to Section 409A of the Code.

The interest of any participant under this STI Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law and any attempted assignment shall be null, void and of no effect.

Amounts paid under this STI Plan shall be paid from the general funds of the Company, and each participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this STI Plan shall be deemed to create a trust of any kind for the benefit of any participant or create any fiduciary relationship between the Company and any participant with respect to any assets of the Company.

To the extent any provision of this STI Plan conflicts with any applicable state or federal law, the Administrator will follow and comply with the applicable law.

All payments under this STI Plan will be reduced by all tax and other amounts required to be withheld with respect to the payment. Any such amounts withheld will be treated as though such payment had been made directly to the participant.

The Company reserves the right to amend or discontinue this STI Plan at any time without prior notice. In no event does this STI Plan alter the “employment-at-will” relationship between the Company and its employees. The Company and its employees are free to terminate the employment relationship at any time, including without cause or notice.

To the maximum extent permitted by applicable law, by accepting (or being deemed to have accepted) a Plan Award, each participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the STI Plan, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting (or being deemed to have accepted) a Plan Award, the participant certifies that no officer, representative or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this STI Plan, without regard to the state’s conflict of laws rules.

Plan Awards are an additional benefit that is granted by a participant’s employer and are completely separate from a participant’s salary or any other remuneration or benefits provided to a participant by his or her employer or the Parent. There is no guarantee or expectation of future Plan Awards from a participant’s employer, the Parent or any other entity, and any Plan Awards, if made, are completely discretionary.